FIDUS INVESTMENT CORPORATION ANNOUNCES
INITIAL QUARTERLY DIVIDEND OF $0.32 PER SHARE AND
SECOND QUARTER 2011 FINANCIAL RESULTS

EVANSTON, Ill., August 4, 2011 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus”) today announced its results for the second quarter ended June 30, 2011.

On June 20, 2011, Fidus acquired 100% of the limited partnership interests of Fidus Mezzanine Capital, L.P. (the “SBIC Fund”) and 100% of the membership interests of its former general partner, Fidus Mezzanine Capital GP, LLC, in exchange for 4,056,521 shares of common stock in Fidus (the “Formation Transactions”). The SBIC Fund and its new general partner, Fidus Investment GP, LLC, are now wholly-owned subsidiaries of Fidus (collectively, the “Company”).

On June 20, 2011, Fidus also announced the pricing of its initial public offering (the “Offering”) of 4,670,000 shares of its common stock at an offering price of $15.00 per share, resulting in net proceeds of $63.9 million, after deducting underwriting fees and other transaction costs.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the1940 Act. In addition, for tax purposes, Fidus intends to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was recently formed in February 2011 to continue and expand the business of the SBIC Fund, which commenced operations in May 2007, in making investments in mezzanine debt and equity securities of lower middle market companies.

Except as otherwise specified, references to “we,” “us,” and “our” refer to Fidus Mezzanine Capital, L.P. and its subsidiaries prior to the Formation Transactions, and refer to Fidus Investment Corporation and its subsidiaries for the periods after the Formation Transactions.

Second Quarter 2011 Financial Highlights

•	Total investment income of $5.3 million – 15.2% increase over prior year

•	Net investment income of $3.2 million – 60.4% increase over prior year

•	Net increase in net assets resulting from operations of $4.6 million, or $0.53 per share

•	Net asset value of $129.4 million at June 30, 2011, or $14.82 per share

•	Originated $19.3 million of new investments

•	Weighted average yield on debt investments as of June 30, 2011 was 15.1%

Portfolio and Investment Activities

As of June 30, 2011, we had debt and equity investments in 19 portfolio companies, with a total fair value of $160.7 million.

During the three months ended June 30, 2011, we made investments of $19.3 million in three new and two existing portfolio companies and had partial repayments of $4.8 million on existing debt investments. As of June 30, 2011, the weighted average yield on our debt investments was 15.1%. The weighted average yield was computed using the effective interest rates for all debt investments at cost, including accretion of discounts and fees but excluding any debt investments on non-accrual status.

New Investment Originations:

•	On April 6, 2011, we invested $6.8 million of subordinated debt and $1.3 million of preferred equity in Nobles Manufacturing, Inc., a leading manufacturer of ammunition feed systems and components and centrifugal dryers.

•	On April 12, 2011, we invested $4.3 million of senior secured loans with warrants and $0.5 million of preferred equity in Medsurant Holdings, LLC, a provider of intraoperative monitoring technology and services.

•	On June 21, 2011, we invested $6.3 million of subordinated debt in Innovative Product Achievements, LLC, a provider of automated scrub and linen dispensing equipment within healthcare facilities.

Based upon our internal investment rating system, with a rating of “1” being the highest and a rating of “5” being the lowest, the weighted average investment rating for our investment portfolio was 1.9 at June 30, 2011. The Company’s portfolio investments at fair value were approximately 104% of the related cost basis as of June 30, 2011.

Second Quarter 2011 Results

Total investment income was $5.3 million in the three months ended June 30, 2011, an increase of $0.7 million, or 15.2%, over the $4.6 million of total investment income for the three months ended June 30, 2010. This increase was primarily attributable to greater interest and fee income on higher average levels of debt investments.

Total expenses were $2.2 million in the second quarter of 2011, a decrease of $0.5 million, or 18.4%, over the $2.6 million in the corresponding period in 2010. The decrease was primarily attributable to a decrease in management fee expense, after management fee expense offsets. Prior to the Formation Transactions, transaction closing fees received were recognized as an offset to management fee expense, which resulted in a decrease in net management fee expense in a period of increased investment activity. As further described in our 10-Q for the period ended June 30, 2011, after the Formation Transactions, all transaction closing fees will be recorded as income. The decrease in net management fee expense during the three months ended June 30, 2011 was partially offset by an increase in interest expense as a result of higher outstanding balances of SBA debentures.

Net investment income for the three months ended June 30, 2011 was $3.2 million, an increase of $1.2 million, or 60.4%, over the $2.0 million of net investment income for the corresponding period in 2010. Net investment income per share for the three months ended June 30, 2011 was $0.36.

Net change in unrealized appreciation on investments increased $1.4 million for the three months ended June 30, 2011, compared to net unrealized depreciation of $3.7 million during the three months ended June 30, 2010. Portfolio investment valuations increased due to continued operating performance improvement in the portfolio.

Net increase in net assets resulting from operations was $4.6 million in the three months ended June 30, 2011, or $0.53 per share, compared with a net decrease of $1.7 million in second quarter of 2010.

In April 2011, the SBIC Fund made a partial tax distribution in the amount of $1.5 million to its former general and limited partners.

Liquidity and Capital Resources

At June 30, 2011, we had $62.3 million in cash and cash equivalents and $96.8 million in SBA debentures outstanding. The SBA debentures have an annual weighted average interest rate of 5.3% as of June 30, 2011.

On July 14, 2011, the underwriters of our initial public offering purchased 700,5000 shares of the Company’s common stock at the initial public offering price of $15.00 per share to cover over-allotments, resulting in proceeds to us of $9.8 million, net of underwriting discounts.

Initial Quarterly Dividend of $0.32 Per Share Declared

Fidus announced today that its Board of Directors has declared an initial quarterly dividend of $0.32 per share, or the equivalent of an 8.5% annual yield based upon its $15.00 per share initial public offering price.  This initial quarterly dividend is payable on September 26, 2011 to stockholders of record as of September 12, 2011.  Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the DRIP at least one week prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Tax characteristics of all distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year.

Second Quarter 2011 Financial Results Conference Call

Fidus has scheduled a conference call for Friday, August 5, 2011 at 9:00 a.m. Eastern Time to discuss the Company’s second quarter 2011 financial results. You can access the conference call by dialing (866) 516-3027 (or (937) 999-3218 for international callers) and asking for the Fidus Investment Corporation conference call at least 10 minutes prior to the start time. A telephonic replay of the conference call will be available through September 2, 2011 and may be accessed by dialing (855) 859-2056 (or (404) 537-3406 for international callers) and entering conference ID #88287019.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Fidus Form 10-Q to be filed shortly with the Securities and Exchange Commission (www.sec.gov).

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized mezzanine debt and equity financing solutions to lower middle-market companies, which generally are defined as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’s investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’s control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities

	June 30, 2011
	(unaudited)	December 31, 2010

ASSETS
Investments, at fair value
Control investments (cost: $28,240,386 and $26,985,897, respectively)	$35,069,872	$29,419,402
Affiliate investments (cost: $29,684,777 and $24,413,389, respectively)	30,947,477	26,860,320
Non-control/non-affiliate investments (cost: $96,359,928 and $93,907,155,
respectively)	94,688,439	85,061,756

Total investments at fair value (cost: $154,285,091 and $145,306,441, respectively)	160,705,788	141,341,478
Cash and cash equivalents	62,253,391	1,757,139
Interest receivable	2,467,612	1,141,357
Deferred financing costs (net of accumulated amortization of $952,457 and $812,118,
respectively)	2,693,731	2,795,257
Prepaid expenses and other assets	631,780	341,558

Total assets	$228,752,302	$147,376,789

LIABILITIES
SBA debentures	$96,750,000	$93,500,000
Accrued interest payable	1,690,960	1,638,862
Due to affiliates	92,641	958
Accounts payable and other liabilities	859,472	232,305

Total liabilities	99,393,073	95,372,125

NET ASSETS
Partners’ capital	—	52,004,664
Common stock, $0.001 par value (100,000,000 shares authorized; 8,726,521 and
0 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	8,727	—
Additional paid-in capital	128,937,940	—
Accumulated net investment income	412,562	—

Total net assets	129,359,229	52,004,664

Total liabilities and net assets	$228,752,302	$147,376,789
Net asset value per share	$14.82	n/a

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Investment Income:
Interest and fee income
Control investments	$853,890	$762,283	$1,673,388	$1,498,500
Affiliate investments	1,057,828	519,168	1,924,688	1,027,530
Non-control/non-affiliate investments	3,271,050	3,143,026	6,246,134	5,853,782

Total interest and fee income	5,182,768	4,424,477	9,844,210	8,379,812
Dividend income
Control investments	120,300	108,838	236,376	213,853
Non-control/non-affiliate investments	—	64,222	—	208,148

Total dividend income	120,300	173,060	236,376	422,001
Interest on idle funds and other income	16,219	18,207	32,464	35,847

Total investment income	5,319,287	4,615,744	10,113,050	8,837,660

Expenses:
Base management fee	999,190	1,036,213	2,035,403	2,072,120
Less: management fee offset	(430,208)	(10,000)	(430,208)	(290,000)
Administrative service expenses	22,173	—	22,173	—
Interest expense	1,394,767	1,249,259	2,719,052	2,337,604
Professional fees	90,677	18,550	170,350	50,684
Other general and administrative expenses	82,759	351,882	106,121	371,962

Total expenses	2,159,358	2,645,904	4,622,891	4,542,370

Net investment income	3,159,929	1,969,840	5,490,159	4,295,290

Net realized and unrealized gains (losses) on investments:
Realized loss on non-control/non-affiliate investments	—	—	(7,935,430)	(2,307)
Net change in unrealized appreciation (depreciation)
on investments	1,437,313	(3,709,146)	10,385,661	(9,453,306)

Net gain (loss) on investments	1,437,313	(3,709,146)	2,450,231	(9,455,613)

Net increase (decrease) in net assets resulting
from operations	$4,597,242	$(1,739,306)	$7,940,390	$(5,160,323)

Net investment income per share-basic and diluted	$0.36	n/a	$0.63	n/a

Net increase in net assets resulting from operations
per share-basic and diluted	$0.53	n/a	$0.91	n/a

Weighted average number of shares outstanding-
basic and diluted	8,726,521	n/a	8,726,521	n/a

CONTACT: Edward H. Ross

Chief Executive Officer

847-859-3940